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                                                                     EXHIBIT 21









                              STOCK SALE AGREEMENT


                            dated as of June 27, 2003

                                 by and between

                              DANIEL B. FITZPATRICK

                                       and

                                    NBO, LLC







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                  This STOCK SALE AGREEMENT (this "STOCK SALE AGREEMENT") dated as of June 27, 2003 is made and entered into by and between DANIEL B. FITZPATRICK (the "BUYER"), and NBO, LLC, a Michigan limited liability company (the "SELLER").

                                    RECITALS

         This Agreement is based on the following recitals:

         A. Seller is the owner of 1,148,014 shares of common stock, no par value (the "SHARES" ), of Quality Dining, Inc., an Indiana corporation (the "COMPANY").

         B. Buyer has agreed to buy the Shares for the price of $3,672,610.00.

         C. Buyer and Seller desire to establish in this Stock Sale Agreement certain terms and conditions concerning the disposition of the Shares.

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Stock Sale Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                           SALE OF SHARES TO THE BUYER

                  1.01 Sale of Shares. Seller agrees to sell to the Buyer, and the Buyer agrees to buy from Seller, the Shares for the price of Three Million Six Hundred Seventy Two Thousand Six Hundred Ten Dollars ($3,672,610.00), which sale shall occur immediately following the execution hereof (the "CLOSING"). In the event that, within eighteen (18) months following the Closing Date, either
(i) the management of the Company shall acquire all or substantially all of the outstanding common stock of the Company; or (ii) a third party shall acquire, either through a stock acquisition, merger or other business combination, a majority interest in the Company, then Buyer shall pay to Seller a topping fee equal to the product of 1,148,014 multiplied by the amount, if any, by which (x) the amount paid per share of the Company's common stock in such acquisition or the value ascribed per share of the Company's common stock in such merger or other business combination; exceeds (y) Three Dollars and 55/100 ($3.55). Buyer's obligation to pay the topping fee shall survive the Closing.

                  1.02 Sales Commission. Seller has agreed to pay to Schostak Brothers & Company, Inc. (the "BROKER"), at Closing, a commission in connection with the sale of the Shares equal to Six Hundred Thousand Dollars
($600,000.00)(the "SALE COMMISSION").

                  1.03 Closing. Immediately following the execution hereof, (i) Seller shall transfer title to the Shares to the Buyer (or his nominee) free and clear of any lien, security interest, pledge, hypothecation or any other restriction or interest either by electronic means or by delivery to the Buyer of stock certificates for the Shares, together with executed blank stock powers,
(ii) the Buyer shall pay to Seller the sum designated in Section 1.01 hereof, less the amount of the Sale Commission, by wire transfer of immediately available funds to an account designated by Seller; (iii) the Buyer, on behalf of the Seller, shall pay directly to the Broker, the Sale Commission, by wire transfer of immediately available funds to an account designated by

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the Broker; and (iv) Seller, Buyer, the Company and certain principals of Seller shall enter into a Standstill Agreement and Mutual Release in the form attached hereto as Exhibit A (the "STANDSTILL AGREEMENT").

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF SELLER

                  Seller hereby represents and warrants to the Buyer as follows:

                  2.01 Incorporation. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Michigan. Seller has the requisite power and authority to execute and deliver this Stock Sale Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

                  2.02 Authority. The execution and delivery by Seller of this Stock Sale Agreement, and the performance by Seller of its obligations hereunder, have been duly and validly authorized by Seller, no other action on the part of Seller or its members being necessary. This Stock Sale Agreement has been duly and validly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  2.03 No Conflicts. The execution and delivery by Seller of this Stock Sale Agreement do not, and the performance by Seller of its obligations under this Stock Sale Agreement and the consummation of the transactions contemplated hereby will not:

                  (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the limited liability company agreement or other organizational documents or instruments of Seller;

                  (b) conflict with or result in a violation or breach of any term or provision of any law, statute, rule or regulation or any order, judgment or decree of any governmental or regulatory authority applicable to Seller or any of its properties or assets; or

                  (c) (i) conflict with or result in a violation or breach of,
(ii) constitute (with or without notice or lapse of time or both) a default under, or (iii) require Seller to obtain any consent, approval or action of, make any filing with or give any notice to any person as a result or under the terms of, or under, any contract, agreement, plan, permit or license to which Seller is a party.

                  2.04 Governmental Approvals and Filings. No consent, approval or action of, filing with or notice to any governmental or regulatory authority on the part of Seller is required in connection with the execution, delivery and performance of this Stock Sale Agreement or the consummation of the transactions contemplated hereby, other than filings under the Securities Exchange Act of 1934, as amended, in connection with the transactions contemplated by this Stock Sale Agreement.

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                  2.05 Share Ownership. As of the date hereof, Seller is the beneficial owner of 1,148,014 shares of common stock of the Company. Other than the Shares, Seller is not the beneficial owner of any other securities of the Company. Seller beneficially owns the Shares free and clear of any lien, security interest, pledge, hypothecation or any other restriction or interest, and has not granted any proxy or entered into any voting agreement or similar arrangement that remains in effect with respect to the Shares.

                  2.06 Legal Proceedings. There is no action, suit, investigation, audit, arbitration or proceeding before or by any governmental entity pending against, or to Seller's knowledge, threatened, relating to or affecting Seller or any of its assets and properties which could reasonably be expected to result in the issuance of an order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Stock Sale Agreement.

                  2.07 Information About Company. Seller is relying solely on public filings relating to the Company in making its decision to sell the Shares on the terms set forth in this Stock Sale Agreement. Furthermore, Seller understands that Buyer is the Chief Executive Officer of the Company and therefore may have information about the Company and its business and prospects that has not been publicly released, and acknowledges that Seller is not entitled to, and will not, make any claim that it would have negotiated any different terms had it been aware of any such information.


                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

         The Buyer hereby represents and warrants to Seller as follows:

                  3.01 Capacity. Buyer is legally competent and has the capacity to execute and deliver this Stock Sale Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby.

                  3.02 Authority. This Stock Sale Agreement has been duly and validly executed and delivered by the Buyer and constitutes a legal, valid and binding obligation of the Buyer enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  3.03 No Conflicts. The execution and delivery by the Buyer of this Stock Sale Agreement do not, and the performance by the Buyer of his obligations under this Stock Sale Agreement and the consummation of the transactions contemplated hereby will not:

                  (a) conflict with or result in a violation or breach of any term or provision of any law, statute, rule or regulation or any order, judgment or decree of any governmental or regulatory authority applicable to the Buyer or any of his properties or assets; or

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                  (b) (i) conflict with or result in a violation or breach of,
(ii) constitute (with or without notice or lapse of time or both) a default under, or (iii) require the Buyer to obtain any consent, approval or action of, make any filing with or give any notice to any person as a result or under the terms of or under, any contract, agreement, plan, permit or license to which the Buyer is a party which has not already been obtained.

                  3.04 Governmental Approvals and Filings. No consent, approval or action of, filing with or notice to any governmental or regulatory authority on the part of the Buyer is required in connection with the execution, delivery and performance of this Stock Sale Agreement or the consummation of the transactions contemplated hereby, other than filings under the Securities Exchange Act of 1934, as amended, in connection with the transactions contemplated by this Stock Sale Agreement.

                  3.05 Legal Proceedings. There is no action, suit, investigation, audit, arbitration or proceeding before or by any governmental entity pending against, or to Buyer's knowledge, threatened, relating to or affecting Buyer or any of his assets and properties which could reasonably be expected to result in the issuance of an order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Stock Sale Agreement.


                                   ARTICLE IV
                               GENERAL PROVISIONS

                  4.01 Survival of Representations, Warranties, Covenants and Agreements. Notwithstanding any right of any party (whether or not exercised) to investigate the accuracy of the representations and warranties of the other party contained in this Stock Sale Agreement, each party hereto has the right to rely fully upon the representations and warranties of the other contained in this Stock Sale Agreement. The representations, warranties, covenants and agreements of each party hereto contained in this Stock Sale Agreement will survive the consummation of the transactions contemplated by this Stock Sale Agreement.

                  4.02 Amendment and Waiver. (a) This Stock Sale Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

                  (b) Any term or condition of this Stock Sale Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Stock Sale Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Stock Sale Agreement on any future occasion. All remedies, either under this Stock Sale Agreement or by law or otherwise afforded, will be cumulative and not alternative.

                  4.03 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by


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facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

                  If to Seller:
                  NBO, LLC
                  25800 Northwestern Highway
                  Suite 750
                  Southfield, Michigan 48075
                  Facsimile:  (248) 357-6295
                  Attn:  David W. Schostak

                  with a copy to:
                  Honigman Miller Schwartz and Cohn LLP
                  2290 First National Building
                  Detroit, Michigan 48226
                  Facsimile:  (313) 465-7475
                  Attn:  Lawrence D. McLaughlin, Esq.

                  If to Buyer:
                  Daniel B. Fitzpatrick
                  c/o Quality Dining, Inc.
                  4220 Edison Lakes Parkway
                  Mishawaka, Indiana  46545
                  Telephone: (219) 271-4600
                  Fax:  (219) 243-4377

                  with a copy to:
                  Milbank, Tweed, Hadley & McCloy LLP
                  One Chase Manhattan Plaza
                  New York, New York  10005
                  Facsimile:  (212) 822-5680
                  Attn:  Robert S. Reder, Esq.

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

                  4.04 Entire Agreement. This Stock Sale Agreement supersedes all prior discussions and agreements between the parties hereto with respect to the subject matter hereof, and contains, together with the Standstill Agreement, is the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

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                  4.05 No Third Party Beneficiary. The terms and provisions of this Stock Sale Agreement are intended solely for the benefit of each party hereto, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

                  4.06 No Assignment; Binding Effect. Neither this Stock Sale Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void. Subject to the preceding sentence, this Stock Sale Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns and legal representatives.

                  4.07 Specific Performance; Legal Fees. The parties acknowledge that money damages are not an adequate remedy for violations of any provision of this Stock Sale Agreement and that any party may, in such party's sole discretion, apply to a court of competent jurisdiction for specific performance for injunctive or such other relief as such court may deem just and proper in order to enforce any such provision or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief. The parties hereto agree that, in the event that any party to this Stock Sale Agreement shall bring any legal action or proceeding to enforce or to seek damages or other relief arising from an alleged breach of any term or provision of this Stock Sale Agreement by any other party, the prevailing party in any such action or proceeding shall be entitled to an award of, and the other party to such action or proceeding shall pay, the reasonable fees and expenses of legal counsel to the prevailing party.

                  4.08 Headings. The headings used in this Stock Sale Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

                  4.09 Invalid Provisions. If any provision of this Stock Sale Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Stock Sale Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Stock Sale Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof and (iii) the remaining provisions of this Stock Sale Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

                  4.10 Governing Law. This Stock Sale Agreement has been negotiated and entered into in the State of Indiana and shall be governed by and construed in accordance with the laws of the State of Indiana applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

                  4.11 Consent to Jurisdiction and Service of Process. Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Northern District of Indiana in St. Joseph County in any action, suit or proceeding arising in


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connection with this Stock Sale Agreement and brought within five (5) years from the date hereof; agrees that any such action, suit or proceeding brought within such period shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein and to the extent permitted by law); and agrees to delivery of service of process in connection with any such action, suit or proceeding brought within such period by any of the methods by which notices may be given pursuant to Section 4.03, with such service being deemed given as provided in such Section; provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 4.11 and shall not be deemed to be a general submission to the jurisdiction of said court or in the State of Indiana other than for such purpose. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the other in any other jurisdiction.

                  4.12 Expenses. Each party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Stock Sale Agreement and the transactions contemplated hereby.

                  4.13 Counterparts. This Stock Sale Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                  IN WITNESS WHEREOF, each party hereto has signed this Stock Sale Agreement, or caused this Stock Sale Agreement to be signed by its member thereunto duly authorized, as of the date first above written.


                                       NBO, LLC,
                                       a Michigan limited liability company


                                       By:
                                          -------------------------------------
                                       Name:
                                            -----------------------------------
                                            Title:
                                                  -----------------------------

                                                           "Seller"

                                            -----------------------------------
                                            Daniel B. Fitzpatrick, Individually

                                                            "Purchaser"





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